Exhibit 5.1

September 16, 2014

National Penn Bancshares, Inc.

645 Hamilton Street, Suite 1100

Allentown, Pennsylvania 18101

RE:	4.250 % Senior Notes due 2024 by National Penn Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to National Penn Bancshares, Inc., a Pennsylvania corporation (the “Company”), in connection with the proposed offering and sale by the Company of $125,000,000 aggregate principal amount of 4.250% Senior Notes due 2024 (the “Securities”) pursuant to the Underwriting Agreement, dated September 9, 2014 (the “ Underwriting Agreement”), by and among the Company and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) and Credit Suisse Capital LLC (“Credit Suisse”), as Representatives of the various Underwriters named in Schedule I to the Underwriting Agreement. The Securities are to be issued pursuant to that certain Senior Notes Indenture, dated as of the date hereof (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof, between the Company and the Trustee (together with the Base Indenture, the “Indenture”). In connection with the foregoing, you have requested our opinion with respect to the following matters.

For the purposes of giving the opinion contained herein, we have examined the (i) the Registration Statement on Form S-3 (Registration No. 333-181309) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the preliminary prospectus dated September 8, 2014 (the “Preliminary Prospectus”) and the final prospectus dated September 9, 2014 forming a part thereof (the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iii) the Indenture and (iv) the form of the Securities. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified

National Penn Bancshares, Inc.

September 16, 2014

copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed the valid authorization, execution and delivery of the Indenture and the Securities by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Indenture and the Securities constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms. In addition, the enforceability of indemnification provisions may be subject to public policy considerations. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities, when executed, authenticated and delivered in accordance with the terms of the Indenture, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Commonwealth of Pennsylvania.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP